FOR IMMEDIATE RELEASE
                               CONTACT: ALBERT V. RUGGIERO OR
                               GEORGE L. BAULIG
                               PHONE: (609) 561-9000
                               SEPTEMBER 20, 1996

FOLSOM, N.J. -- Today, South Jersey Industries, Inc.

(NYSE:SJI) announced that its board of directors adopted a

shareholder rights plan.  The board declared a dividend

distribution of one right on each outstanding share of common stock, payable October 11, 1996 to common stock shareholders of record on that date.  A summary of the Rights Plan will be sent to all shareholders of record on that date.

    Initially, the rights will be represented by common

stock certificates and will trade with the common stock.  The rights will not be exercisable unless certain future events

occur.  The rights will expire September 20, 2006, unless

SJI redeems them earlier.

     Each right will entitle shareholders to buy one one-

thousandth of a share of the company's newly created series

of preference stock at an exercise price of $90.00.  The

rights will be exercisable if a person or group acquires 10

percent or more of SJI, or announces a tender offer, which

would result in ownership of a 10 percent or more stake.

     If SJI is acquired, or a person or group acquires 10

percent or more of its common stock, each right will entitle its holder to purchase a number of the acquiring company's

common shares or of SJI's common stock, at the then-current

exercise price.  This would have a market value of twice the exercise price.

     "The rights are not being distributed in response to any

specific effort to acquire control of the company and the

board is not aware of any such effort," said William F. Ryan,

chairman, president and CEO of South Jersey Industries, Inc.

"The purpose of the plan is to give the board of directors

sufficient time to consider any offer and explore

alternatives so that the best interests of the company and

its shareholders will be served."